Exhibit 99.1

FOR IMMEDIATE RELEASE

RW HOLDINGS NNN REIT, INC. TO EXPLORE POTENTIAL ACQUISITION
OF RICH UNCLES REAL ESTATE INVESTMENT TRUST I

March 19, 2019, Costa Mesa, CA. In connection with the announcement on January 14, 2019 by Rich Uncles Real Estate Investment Trust I (“REIT I”) of REIT I’s decision to pursue strategic alternatives, including the potential sale of its real estate portfolio (the “REIT I Portfolio”), RW Holdings NNN REIT, Inc. (the “Company”) announced today that the Company intends to explore a potential acquisition of REIT I or the REIT I Portfolio. The Company’s board of directors (the “Board”) has formed a special committee of the Board (the “Special Committee”), consisting solely of independent directors, that will evaluate the potential for a transaction with REIT I.

The Special Committee has engaged UBS Investment Bank as its financial advisor and Morris, Manning and Martin, LLP as its legal advisor to assist the Special Committee as it conducts a review of a potential acquisition of REIT I or the REIT I Portfolio.

The Company and REIT I are affiliated entities that are both sponsored by BrixInvest, LLC (the “Sponsor”) and are externally managed by affiliates of the Sponsor. The members of the Special Committee, comprising four of the Company’s six directors, have no affiliation with REIT I or the Sponsor. The Company currently owns an approximate 4.8% interest in REIT I.

The Special Committee has not set a definitive timetable for completion of its evaluation, and there can be no assurances that the review process will result in any transaction. The Company does not intend to provide any updates pertaining to its exploration of a potential acquisition of REIT I and shareholders should not expect any announcement from the Company until such time that an outcome has been reached with respect to any potential offer for REIT I or the REIT I Portfolio, except as required under applicable laws.

About RW Holdings NNN REIT, Inc.

RW Holdings NNN REIT, Inc. is a Maryland corporation that has elected to qualify as a real estate investment trust for federal income tax purposes. As of December 31, 2018, the Company owned (i) 24 operating properties, (ii) one parcel of land which currently serves as an easement to one of its office properties, (iii) an approximate 72.7% tenant-in-common interest in an office property, and (iv) an approximate 4.8% interest in REIT I.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements include any statements in this press release that are not historical or current facts and include, but are not limited to, statements relating to the possibility that the Company may pursue an acquisition of REIT I or the REIT I Portfolio. These forward-looking statements represent management’s current expectations and assumptions based on information available as of the date of this press release and involve known and unknown risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those that are expressed or implied by the forward-looking statements, including but not limited to the risks and uncertainties set forth above in this press release and the other risks and uncertainties as described under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and in other periodic reports and filings submitted to the Securities and Exchange Commission. The Company does not intend, and undertakes no obligation, to update any forward-looking information to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, unless required by law to do so.

Contact:

Jennifer Barber

Chief of Staff

(949)537-2421

jbarber@richuncles.com